Exhibit 4.1

SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of March 25, 2014 (this “Supplemental Indenture”), among LIBBEY GLASS INC., a Delaware corporation (together with its successors and assigns, the “Company”), LIBBEY INC., a Delaware corporation (the “Parent”), the Guarantors (as defined below) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly known as The Bank of New York Trust Company, N.A.) as trustee (“Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Parent, the guarantors party thereto (the “Guarantors”), the Trustee and the other parties thereto have executed and delivered the Indenture dated as of May 18, 2012 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 6.875% Senior Secured Notes due 2020 (the “Notes”);

WHEREAS, there are now outstanding under the Indenture, Notes in the aggregate principal amount of $405,000,000;

WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may, with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”); including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes, enter into a supplemental indenture for the purpose of amending the provisions of the Indenture listed herein, other than the Collateral Release as defined below.

WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may, with the written consent of the Holders of at least sixty-six and two-thirds percent in aggregate principal amount of the Notes then outstanding (the “Requisite Collateral Consents”), enter into an amendment or waiver to release Collateral from the Lien (the “Collateral Release”);

WHEREAS, the Company has offered (the “Offer”) to purchase for cash up to $360,000,000 (the “Tender Cap”) of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 12, 2014, as the same may be amended, supplemented or modified (the “Statement”);

WHEREAS, the Company has received and delivered to the Trustee the Requisite Consents and the Requisite Collateral Consents to effect the proposed amendments described in the Statement;

WHEREAS, the Company, the Parent and the Guarantors have been authorized by resolutions of their Boards of Directors to enter into this Supplemental Indenture and have requested that the Trustee join the Company, the Parent and the Guarantors in the execution of this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the certificate of incorporation and by-laws of the Company to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company, the Parent, the Guarantors and the Trustee hereby agree as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.1 Amendments to Articles One, Three, Four, Six and Eight. Upon written notification to the Trustee by the Company that (1) on March 25, 2014 (the “Consent Date”) the Company has received the Requisite Consents and (2) on April 9, 2014 (the “Settlement Date”) the Company has accepted for purchase and payment pursuant to the Offer all the Notes validly tendered, subject to proration and the Tender Cap, in accordance with the terms and conditions set forth in the Statement (without further act by any Person):

(a) the definition of “Change of Control” in Section 1.1 of the Indenture is hereby replaced in its entirety with the following:

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 99.9% of the total voting power of the Voting Stock of the Company or the Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company or the Parent held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 99.9% of the voting power of the Voting Stock of such parent entity);

(b) the Company shall be released from its obligations under the following sections of the Indenture, which are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]”: Section 3.2 (Limitation on Indebtedness); Section 3.3 (Limitation on Restricted Payments); Section 3.4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries); Section 3.5 (Limitation on Sales of Assets and Subsidiary Stock); Section 3.6 (Limitation on Liens); Section 3.8 (Limitation on Affiliate Transactions); Section 3.9 (Limitation on Sale of Capital Stock of Restricted Subsidiaries); Section 3.10 (Limitation on Lines of Business); Section 3.12 (SEC Reports); Section 3.14 (Maintenance of Office or Agency); Section 3.15 (Corporate Existence); Section 3.16 (Payment of Taxes and Other Claims); Section 3.18 (Compliance Certificate); Section 3.19 (Further Instruments and Acts); and Section 3.20 (Statement by Officers as to Default);

(c) failure to comply with the terms of any of the foregoing sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

(d) Section 3.13 of the Indenture is hereby replaced in its entirety with the following:

SECTION 3.13. Future Subsidiary Guarantors. In the event a Subsidiary Guarantor is released and discharged in full from all of its obligations under its Guarantee of (1) Indebtedness under the Senior Secured Credit Agreement and (2) all other Indebtedness of the Company and its Restricted Subsidiaries, then the Subsidiary Guarantee and the obligations of such Subsidiary Guarantor under the Collateral Documents and Intercreditor Agreement of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged;

(e) Section 4.1 of the Indenture is hereby replaced in its entirety with the following:

SECTION 4.1. Merger and Consolidation. The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture and will expressly assume, by written agreement all the obligations of the Company under the Collateral Documents and the Intercreditor Agreement and the Successor Company shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions, in each case in a form reasonably satisfactory to the Trustee; and

(2) each Note Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Securities and shall have by written agreement confirmed that its obligations under the Collateral Documents and the Intercreditor Agreement shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by such Note Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions, in each case in a form reasonably satisfactory to the Trustee.

Parent will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless the resulting, surviving or transferee Person (the “Successor Parent”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia, the Successor Parent (if not the Parent) will expressly assume, by supplemental indenture (and other applicable documents), executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Parent under its Note Guarantee, this Indenture, the Collateral Documents and the Intercreditor Agreement and the Successor Parent shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions, in each case in a form reasonably satisfactory to the Trustee.

For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Parent or the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Parent or the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Parent and the Company.

The predecessor Company will be released from its obligations under this Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, the Collateral Documents and the Intercreditor Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Securities or any obligation under the Collateral Documents and the Intercreditor Agreement.

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person (other than another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than to another Subsidiary

Guarantor) unless (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia; and (b) the resulting, surviving or transferee Person assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Securities, this Indenture, the Collateral Documents and the Intercreditor Agreement and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to the surviving entity, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions in each case in a form reasonably satisfactory to the Trustee;

(f) the occurrence of the events described in Sections 6.1(3), (6), (7), (8), (9) and (10) of the Indenture shall no longer constitute Events of Default, and each such subsection is hereby deleted in its entirety and replaced with the phrase “[Intentionally Omitted]”;

(g) Section 8.1(a)(iv) of the Indenture is hereby modified by inserting the phrase “, except as provided in Section 8.3 below” after the words “as the case may be”;

(h) Sections 8.2(3), (4), (5), (6), (7), (8) and (9) of the Indenture are hereby deleted in their entirety and replaced with the phrase “[Intentionally Omitted]”, and any other conditions limiting a legal defeasance or a covenant defeasance set forth in the Indenture or the Notes (other than Sections 8.2(1) and (2) of the Indenture) are hereby deleted;

(i) Section 8.3 of the Indenture is hereby modified to insert the following text immediately before the period at the end of the section: “; provided, however, that the Trustee may also apply the deposited money through the Paying Agent to pay principal, premium, if any, and accrued interest to the date of purchase on Notes tendered by Holders to the Company for purchase, as long as sufficient funds remain in deposit to pay all principal, premium, if any, and accrued interest to the date of maturity or redemption on Notes not so tendered for purchase”;

(j) all definitions set forth in Sections 1.1 and 1.2 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby shall be deleted in their entirety, all references to sections of the Indenture that are used exclusively in the text of the Indenture that are being otherwise eliminated by this Supplemental Indenture shall be deleted in their entirety, and such definitions and references shall be of no further force and effect.

ARTICLE II

RELEASE OF COLLATERAL

Section 2.1 Amendment and Waiver to the Release of Collateral. Upon written notification to the Trustee by the Company that (1) on the Consent Date the Company has received the Requisite Collateral Consents and (2) on the Settlement Date the Company has accepted for purchase and payment pursuant to the Offer all the Notes validly tendered, subject to proration and the Tender Cap, in accordance with the terms and conditions set forth in the Statement (without further act by any Person):

(a) Section 11.2(a) of the Indenture is hereby replaced in its entirety with the following:

(a) The Collateral is hereby released from the Lien and security interest created by the Collateral Documents and all conditions precedent under the Indenture and the Collateral Documents regarding the release of Collateral have been properly met.

(b) The Holders of the Notes and the Trustee hereby agree to take any additional actions or consents as shall be necessary under the Indenture, the Collateral Documents or the Intercreditor Agreement to take the actions contemplated by Section 2.1 of this Supplemental Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1 Instruments To Be Read Together. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

Section 3.2 Confirmation. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.3 Terms Defined. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Section 3.4 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by the Trust Indenture Act of 1939, as amended, shall control.

Section 3.5 Headings. The headings of the Articles and Sections of this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 3.6 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.7 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 3.8 Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 9.2 and 9.6 of the Indenture; provided, that the amendments to the Indenture set forth in Sections 1.1 and 2.1 of this Supplemental Indenture shall become operative on the Settlement Date as specified in Sections 1.1 and 2.1 hereof. Prior to the Settlement Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee.

Section 3.9 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.10 Responsibility of Trustee. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

Section 3.11 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.12 Endorsement and Change of Form of Notes. Any Securities authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of the Settlement Date, certain restrictive covenants of the Company and certain of the Events of Default and other provisions have been deleted or modified (including that all Collateral securing the Notes has been released) as provided in the Supplemental Indenture, dated as of March 25, 2014. Reference is hereby made to such Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

LIBBEY GLASS INC.

By:	/s/ Susan A. Kovach
Name:	Susan A. Kovach
Title:	Vice President, General Counsel & Secretary

LIBBEY INC.

By:	/s/ Susan A. Kovach
Name:	Susan A. Kovach
Title:	Vice President, General Counsel & Secretary

SYRACUSE CHINA COMPANY
WORLD TABLEWARE INC.
LGA4 CORP.
LGA3 CORP.
THE DRUMMOND GLASS COMPANY
LGC CORP.
LIBBEY.COM LLC
LGFS INC.
LGAC LLC

By:	/s/ Susan A. Kovach
Name:	Susan A. Kovach
Title:	Vice President, General Counsel & Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee

By:	/s/ Michael Countryman
Name:	Michael Countryman
Title:	Vice President

[Signature Page to Supplemental Indenture]